EXHIBIT 99.2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVIEW OF OPERATIONS

OPERATING RESULTS– 2001

SUMMARY

Net income was $2.78 billion, or $2.55 per share, in 2001 and $3.06 billion, or $2.79 per share, in 2000. Comparisons between 2001 and 2000 are made difficult by the impact of several unusual items that are reflected in the company’s operating results for both years. Excluding these unusual items, which are discussed further below, net income for 2001 and 2000 would have been $3.01 billion, or $2.76 per share, and $2.90 billion, or $2.65 per share, respectively. This represents an increase in net income and earnings per share of 4 percent. The 2001 increases are attributed to growth in sales, offset, in part, by operating expenses (as defined below) increasing at a rate greater than sales growth.

UNUSUAL ITEMS

As noted above, several unusual items are reflected in the company’s operating results for 2001 and 2000. These transactions are summarized as follows (see Notes 3, 4, and 7 to the consolidated financial statements for additional information).

2001

•	Pretax charges of $190.5 million for acquired in-process research and development related to collaboration arrangements with Isis Pharmaceuticals, Inc. (Isis); Minnesota Mining and Manufacturing Company (3M); and Bioprojet, Société Civile de Recherche (Bioprojet), in the third and fourth quarters of 2001, which decreased earnings per share by approximately $.05 in the third quarter and $.06 in the fourth quarter of 2001

•	Pretax charges of $121.4 million associated with asset impairments and other site charges in the third quarter of 2001 due to actions taken as a result of the recent assessment of the company’s worldwide manufacturing capacity, which decreased earnings per share by approximately $.07 in the third quarter of 2001

•	An extraordinary charge of $45.2 million ($29.4 million net of income taxes) from the repurchase of higher interest rate debt in the third and fourth quarters of 2001, which decreased earnings per share by approximately $.02 in the third quarter and $.01 in the fourth quarter of 2001

2000

•	A gain of $214.4 million on the sale of the company’s interest in Kinetra LLC to WebMD Corporation (WebMD) and the subsequent sale of WebMD stock, which increased earnings per share by approximately $.20 in the first quarter of 2000

•	Approximately $91 million in additional product sales in 1999 as a result of year-2000-related wholesaler buying that normally would have been realized during the first quarter of 2000, which increased earnings per share by approximately $.06 in the fourth quarter of 1999 and reduced earnings per share by the same amount in the first quarter of 2000

SALES

The company’s reported worldwide sales for 2001 increased 6 percent, to $11.54 billion. Worldwide sales for 1999 included approximately $91 million of sales relating to year-2000 wholesaler buying that normally would have been recognized in 2000. Adjusting for the impact of year-2000 wholesaler buying, sales growth for 2001 would have been 5 percent. Sales growth was led by Zyprexa, a treatment for schizophrenia and related psychoses; diabetes care products; Gemzar, an oncolytic product; and Evista, an osteoporosis treatment and prevention agent. Sales in the U.S. increased 5 percent, to $7.36 billion. Sales outside the U.S. increased 8 percent, to $4.18 billion. Both worldwide and U.S. sales growth was offset, in part, by decreased sales of Prozac, an antidepressant, and anti-infectives. The decrease in Prozac sales was primarily due to the entrance of generic fluoxetine in the U.S. market in early August 2001. Excluding Prozac, the company’s worldwide and U.S. sales increased 17 percent and 22 percent, respectively. Worldwide sales reflected volume growth of 8 percent and a 1 percent increase in global selling prices, partially offset by a 2 percent decrease in exchange rates. (Percentages do not add due to rounding.)

Zyprexa had worldwide sales of $3.09 billion in 2001, representing an increase of 31 percent. Sales in the U.S. increased 29 percent, to $2.18 billion. Zyprexa’s sales continued to experience strong growth in the face of an additional competitive product in the U.S. Sales outside the U.S. increased 38 percent, to $910.5 million, benefiting, in part, from the launch of Zyprexa in Japan during the second quarter of 2001.

Diabetes care products, composed primarily of Humulin®, the company’s biosynthetic human insulin; Humalog, the company’s insulin analog; and Actos, an oral agent for the treatment of type 2 diabetes, had worldwide revenues of $2.13 billion in 2001, representing an increase of 21 percent. Diabetes care revenues in the U.S. increased 27 percent, to $1.37 billion. Diabetes care revenues outside the U.S. increased 12 percent, to $764.8 million. Humulin had worldwide sales of $1.06 billion, representing a decrease of 5 percent due to the continued shift by patients to Humalog and Humalog mixture products and to increased competition. Humulin sales in the U.S. decreased 6 percent, to $578.5 million. Humulin sales outside the U.S. decreased 3 percent, to $482.2 million. Humalog had worldwide sales of $627.8 million, representing an increase of 79 percent. The company received service revenues of $360.6 million in 2001, an increase of 62 percent, relating to sales of Actos. Actos is manufactured and sold in the U.S. by Takeda Chemical Industries, Ltd., and is copromoted by Takeda and the company.

Prozac, Prozac Weekly, and Sarafem™, a treatment for premenstrual dysphoric disorder (collectively “fluoxetine product(s)”) had combined worldwide sales of $1.99 billion, representing a decrease of 23 percent. This full-year result included a 66 percent decline in the fourth quarter of 2001. Fluoxetine product sales in the U.S. decreased 26 percent, to $1.66 billion, primarily due to generic competition for Prozac beginning in early August 2001. Fluoxetine product sales outside the U.S. decreased 3 percent, to $330.1 million, primarily due to continuing generic competition. For additional information on the expected financial impact of generic competition, see the “Financial Expectations for 2002 and 2003” section.

Gemzar had worldwide sales of $722.9 million in 2001, representing an increase of 29 percent. Sales in the U.S. increased 32 percent, to $417.4 million. Sales outside the U.S. increased 26 percent, to $305.5 million.

Evista had worldwide sales of $664.8 million in 2001, representing an increase of 27 percent. Sales in the U.S. increased 21 percent, to $526.1 million. U.S. sales growth slowed in the second half of the year primarily due to increased competition. Sales outside the U.S. increased 58 percent, to $138.7 million, primarily due to the launch of Evista as a treatment for postmenopausal osteoporosis in a number of European countries during the second quarter of 2000.

ReoPro® had worldwide sales of $431.4 million in 2001, representing an increase of 3 percent. Sales in the U.S. decreased 1 percent, to $312.3 million, due to continued competition. Sales outside the U.S. increased 16 percent, to $119.1 million.

At the end of November 2001, the company received approval from the U.S. Food and Drug Administration (FDA) and launched Xigris™, a treatment for adult severe sepsis patients at high risk of death. Initial Xigris sales were $21.2 million in 2001.

Anti-infectives had worldwide sales of $749.5 million in 2001, representing a decrease of 16 percent, due to continuing competitive pressures. Cefaclor and Keflex® accounted for the majority of the decline. Sales in the U.S. of anti-infectives decreased 32 percent, to $128.9 million. Sales outside the U.S. decreased 12 percent, to $620.6 million.

Animal health products had worldwide sales of $686.1 million in 2001, representing an increase of 3 percent. Sales in the U.S. increased 5 percent, to $323.2 million. Sales outside the U.S. remained flat at $362.9 million.

The company’s payments under federally mandated Medicaid rebate programs reduced 2001 sales by approximately $475.0 million compared with approximately $464.0 million in 2000.

GROSS MARGIN, COSTS, AND EXPENSES

The 2001 gross margin improved to 81.3 percent of sales compared with 81.1 percent for 2000. This increase was attributed primarily to favorable changes in product mix due to growth in sales of higher margin products, such as Zyprexa, Gemzar, Evista, and diabetes care products. The decline in sales of Prozac, also a higher margin product, partially offset these gross margin increases.

Operating expenses (the aggregate of research and development and marketing and administrative expenses) increased 8 percent in 2001. Investment in research and development expenses increased 11 percent, to $2.24 billion, as the company continued to invest in its promising product pipeline. Marketing and administrative expenses increased 6 percent. Expansion of the worldwide sales force and increased marketing efforts in support of the company’s growth products and upcoming product launches offset a slight decline in administrative expenses. The growth rates of both research and development expenses and marketing and administrative expenses were diminished by reduced incentive compensation expenses resulting from lower growth in earnings.

During 2001, the company recorded $190.5 million for acquired in-process research and development charges related to collaboration arrangements with Isis, 3M, and Bioprojet. The compounds acquired in these collaboration agreements are in the development phase and no alternative future uses were identified.

Net other income for 2001 was $280.7 million, an increase of $12.8 million, excluding the gain on the sale of Kinetra LLC in 2000. The increase was primarily due to an increase in interest income.

The company’s effective tax rate for 2001 was 20.9 percent compared with 20.8 percent for 2000. Excluding the unusual items discussed previously, the effective tax rate was 22.0 percent for both years. See Note 11 to the consolidated financial statements for additional information.

OPERATING RESULTS – 2000

SUMMARY

Net income was $3.06 billion, or $2.79 per share, in 2000 and $2.72 billion, or $2.46 per share, in 1999. Comparisons between 2000 and 1999 are made difficult by the impact of several unusual items that are reflected in the company’s operating results for both years. Excluding these unusual items, which are discussed further below, net income for 2000 and 1999 would have been $2.90 billion, or $2.65 per share, and $2.52 billion, or $2.28 per share, respectively. This represents an increase in net income and earnings per share of 15 percent and 16 percent, respectively. The 2000 increases are attributed to growth in sales, improved gross margin, and increased interest income, offset by increases in operating expenses at a rate greater than sales growth. Earnings per share also benefited from a decrease in the number of shares outstanding as a result of the share repurchase plan.

UNUSUAL ITEMS

As noted above, several unusual items are reflected in the company’s operating results for 2000 and 1999. The unusual items relating to 2000 are summarized under “Operating Results – 2001.” The 1999 unusual items are summarized as follows (see Notes 3, 4, 5, and 13 to the consolidated financial statements for additional information).

•	A pretax gain of $110.0 million in settlement of litigation with Biochimica Opos S.p.A., which increased earnings per share by approximately $.06 in the fourth quarter of 1999

•	A pretax charge of $26.0 million associated with the decommissioning of manufacturing facilities and other site charges, which decreased earnings per share by approximately $.02 in the fourth quarter of 1999

•	A pretax gain of $67.8 million on the sale of U.S. and Puerto Rican Lorabid® marketing rights, which increased earnings per share by approximately $.05 in the third quarter of 1999

•	A pretax gain of $165.6 million ($174.3 million net of an income tax benefit) on the sale of PCS, the company’s health-care-management subsidiary, which increased earnings per share by approximately $.16 in the first quarter of 1999

•	A pretax charge of $150.0 million as the result of a contribution to Eli Lilly and Company Foundation, which decreased earnings per share by approximately $.09 in the first quarter of 1999

•	A pretax charge of $61.4 million associated with the impairment of certain manufacturing assets, which decreased earnings per share by approximately $.04 in the first quarter of 1999

SALES

The company’s reported worldwide sales for 2000 increased 9 percent, to $10.86 billion. Worldwide sales for 1999 included approximately $91 million of sales relating to year-2000 wholesaler buying that normally would have been recognized in 2000. Adjusting for the impact of year-2000 wholesaler buying, sales growth for 2000 would have been 10 percent. Sales growth was led by Zyprexa, diabetes care products, Evista, and Gemzar. Sales in the U.S. increased 12 percent, to $7.00 billion. Sales outside the U.S. increased 2 percent, to $3.86 billion. Worldwide sales reflected volume growth of 11 percent, partially offset by a 2 percent decrease in exchange rates while prices remained flat.

Fluoxetine products had combined worldwide sales of $2.57 billion, representing a decrease of 2 percent. Sales in the U.S. increased 7 percent, to $2.23 billion. The U.S. sales comparison benefited, in part, from wholesaler inventory reductions in 1999. Fluoxetine product sales outside the U.S. decreased 35 percent, to $341.0 million, primarily due to continuing generic competition in the U.K.

Zyprexa had worldwide sales of $2.35 billion in 2000, representing an increase of 25 percent. Sales in the U.S. increased 23 percent, to $1.69 billion. Sales in 2000 benefited from the FDA approval of Zyprexa for the treatment of acute mania associated with bipolar disorder in the first quarter of 2000. Sales outside the U.S. increased 28 percent, to $659.3 million.

Diabetes care products, composed primarily of Humulin, Humalog, and Actos, had worldwide revenues of $1.76 billion in 2000, representing an increase of 22 percent. Diabetes care revenues in the U.S. increased 21 percent, to $1.08 billion. Diabetes care revenues outside the U.S. increased 22 percent, to $685.8 million. Humulin had worldwide sales of $1.11 billion, representing an increase of 2 percent. Humulin sales in the U.S. decreased 6 percent, to $617.4 million, largely as a result of patients shifting to Humalog and Humalog mixture products. Humulin sales outside the U.S. increased 15 percent, to $497.0 million. Humalog had worldwide sales of $350.2 million, representing an increase of 56 percent. Sales of Humalog benefited from the U.S. launch of Humalog Mix75/25™ Pen in the first quarter of 2000. The company received service revenues of $223.0 million in 2000 relating to sales of Actos.

Gemzar had worldwide sales of $559.3 million in 2000, representing an increase of 23 percent. Sales in the U.S. increased 20 percent, to $315.9 million. Sales outside the U.S. increased 27 percent, to $243.3 million.

Evista had worldwide sales of $521.5 million in 2000, representing an increase of 60 percent. Sales in the U.S. increased 52 percent, to $433.8 million. Increases in sales in the U.S. were due, in part, to the FDA approval of Evista for the treatment of postmenopausal osteoporosis in the U.S., which was granted in September 1999. Sales outside the U.S. increased 115 percent, to $87.7 million.

ReoPro had worldwide sales of $418.1 million in 2000, representing a decrease of 7 percent. Sales in the U.S. decreased 12 percent, to $315.1 million. Sales outside the U.S. increased 15 percent, to $102.9 million. The decline in sales was due to increased competition in the U.S.

Anti-infectives had worldwide sales of $894.3 million in 2000, representing a decrease of 13 percent, due to continuing competitive pressures. Cefaclor and Lorabid accounted for the majority of the decline. Sales in the U.S. decreased 12 percent, to $189.4 million. Sales outside the U.S. decreased 13 percent, to $704.9 million.

Animal health products had worldwide sales of $668.5 million in 2000, representing an increase of 6 percent. Sales in the U.S. increased 8 percent, to $307.5 million. Sales outside the U.S. increased 5 percent, to $360.9 million. The increases were balanced across the product line.

The company’s payments under federally mandated Medicaid rebate programs reduced 2000 sales by approximately $464.0 million compared with approximately $352.5 million in 1999.

GROSS MARGIN, COSTS, AND EXPENSES

The 2000 gross margin improved to 81.1 percent of sales compared with 79.0 percent for 1999. This increase was attributed primarily to favorable changes in product mix due to growth in sales of newer products and, to a lesser extent, increased production volume.

Operating expenses increased 16 percent in 2000. Research and development expenses increased 13 percent, to $2.02 billion, as the company continued to invest in both the early and late stages of its internal product pipeline and external collaborations. Marketing and administrative expenses increased 17 percent primarily due to sales force expansions and increased marketing efforts to support the company’s newer products.

Net other income for 2000 was $267.9 million, an increase of $142.8 million, excluding the gain on the sale of Kinetra LLC, the gains from the litigation settlement, the sale of Lorabid marketing rights, and a charge for the contribution to Eli Lilly and Company Foundation in 1999. The increase was primarily due to an increase in interest income.

The company’s effective tax rate for 2000 was 20.8 percent compared with 21.5 percent for 1999. Excluding the unusual items discussed previously, the effective tax rate for both 2000 and 1999 was 22.0 percent. See Note 11 to the consolidated financial statements for additional information.

FINANCIAL CONDITION

As of December 31, 2001, cash, cash equivalents, and short-term investments totaled approximately $3.73 billion compared with $4.62 billion at December 31, 2000. The decrease in cash was primarily due to cash generated from operations and from issuances of debt being more than offset by the purchase of investments, dividends paid, share repurchases, and capital expenditures. The company acquired approximately 7.2 million shares, for approximately $595.8 million, during 2001 pursuant to its previously announced $3 billion share repurchase program. The company has now completed $1.41 billion of purchases in connection with that program.

Total debt at December 31, 2001, was $3.42 billion, an increase of $600.4 million, primarily due to the issuance of $250 million of one-year resettable notes in March 2001, $250 million of 30-year debt in May 2001, $400 million of five-year notes in July 2001, and $249.5 million of seven-year debt in November 2001. This issuance of debt was partially offset by the repurchase of $401.2 million of higher interest rate debt, which resulted in an extraordinary charge of $45.2 million ($29.4 million net of income taxes), and additional repayment of short-term debt.

Capital expenditures of $884.0 million during 2001 were $206.1 million more than in 2000 as the company continued to invest in manufacturing and research and development initiatives and related infrastructure. The company expects near-term capital expenditures to increase significantly from 2001 levels.

Dividends of $1.12 per share were paid in 2001, an increase of 8 percent from the $1.04 per share paid in 2000. In the fourth quarter of 2001, effective for the first-quarter dividend in 2002, the quarterly dividend was increased to $.31 per share (11 percent increase), resulting in an indicated annual rate for 2002 of $1.24 per share. The year 2001 was the 117th consecutive year in which the company made dividend payments and the 34th consecutive year in which dividends have been increased.

The company believes that cash generated from operations, along with available cash and cash equivalents, will be sufficient to fund most of the company’s operating needs, including debt service, share repurchases, capital expenditures, and dividends in 2002. The company will issue additional debt in 2002 to fund the remaining cash requirements. The company believes that, if necessary, amounts available through existing commercial paper programs should be adequate to fund maturities of short-term borrowings. The company’s commercial paper program is also currently backed by $2.03 billion of committed bank credit facilities. Various risks and uncertainties, including those discussed in the “Other Matters” and “Financial Expectations for 2002 and 2003” sections, may affect the company’s operating results and cash generated from operations.

In the normal course of business, operations of the company are exposed to fluctuations in interest rates and currency values. These fluctuations can vary the costs of financing, investing, and operating. The company addresses a portion of these risks through a controlled program of risk management that includes the use of derivative financial instruments. The objective of controlling these risks is to limit the impact on earnings of fluctuations in interest and currency exchange rates. All derivative activities are for purposes other than trading.

The company’s primary interest rate risk exposure results from changes in short-term U.S. dollar interest rates. In an effort to manage interest rate exposures, the company strives to achieve an acceptable balance between fixed and floating rate debt positions and may enter into interest rate derivatives to help maintain that balance. Based on the company’s overall interest rate exposure at December 31, 2001 and 2000, including derivatives and other interest rate risk-sensitive instruments, a hypothetical 10 percent change in interest rates applied to the fair value of the instruments as of December 31, 2001 and 2000, respectively, would have no material impact on earnings, cash flows, or fair values of interest rate risk-sensitive instruments over a one-year period.

The company’s foreign currency risk exposure results from fluctuating currency exchange rates, primarily the strengthening of the U.S. dollar against the Japanese yen and the euro. The company faces transactional currency exposures that arise when its foreign subsidiaries (or the company itself) enter into transactions, generally on an intercompany basis, denominated in currencies other than their local currency. The company also faces currency exposure that arises from translating the results of its global operations to the U.S. dollar at exchange rates that have fluctuated from the beginning of the period. The company uses forward contracts and purchased options to manage its foreign currency exposures. Company policy outlines the minimum and maximum hedge coverage of such exposures. Gains and losses on these derivative positions offset, in part, the impact of currency fluctuations on the existing assets, liabilities, commitments, and anticipated revenues. Considering the company’s derivative financial instruments outstanding at December 31, 2001 and 2000, a hypothetical 10 percent change in exchange rates (primarily against the U.S. dollar) as of December 31, 2001 and 2000, respectively, would have no material impact on earnings, cash flows, or fair values of foreign currency rate risk-sensitive instruments over a one-year period. These calculations do not reflect the impact of the exchange gains or losses on the underlying positions that would be offset, in part, by the results of the derivative instruments.

CRITICAL ACCOUNTING POLICIES

To understand the company’s financial statements, it is important to understand its accounting policies. In preparing the financial statements in accordance with generally accepted accounting principles (GAAP), management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and consequently actual results could differ from those estimates. For any given individual estimate or assumption made by the company, there may also be other estimates or assumptions that are reasonable; however, the company believes that given current facts and circumstances, it is unlikely that applying any such other reasonable judgment would cause a material adverse effect on the company’s consolidated results of operations, financial position, or liquidity for the periods presented in this report.

The company’s most critical accounting policies include sales rebates and discounts and their impact on revenue recognition; licensing arrangements, including milestone recognition and acquired in-process research and development; product litigation liabilities; pension benefit costs; recoverability of deferred tax assets; and other contingencies.

Sales rebate and discount accruals, the largest of which relates to Medicaid rebates, are established in the same period the related sales are recorded and are included in other current liabilities. The accruals are based on estimates of the proportion of sales that will be subject to rebates and discounts. A 5 percent change in the Medicaid rebate accrual assumptions would lead to an approximate $9 million effect on the statement of operations before income taxes (Note 1).

Licensing milestone income is recorded in other income and recognized upon the occurrence of the event requiring the milestone payment (Note 1).

Acquired in-process research and development costs are recognized at the time of acquisition if the regulatory agency has not yet approved the acquired technology or compound and there is no alternative future use. Licensing milestone expense is generally recognized when the event requiring payment of the milestone occurs (Notes 1 and 3).

Product litigation liabilities and other contingencies are based upon judgments and probabilities. Due in part to the insurance coverage currently in effect, a reasonable change in product litigation liability assumptions would not have a material effect on consolidated results of operations (Note 13).

Pension benefit costs include assumptions for the discount rate, expected return on plan assets, and the health-care-cost trend rates. See Note 12 for a discussion of these assumptions and how a change in these assumptions could affect the company’s results of operations.

The company has recorded valuation allowances related to deferred tax assets primarily from net operating loss carryforwards. The company has not assumed future taxable income or tax planning strategies in the jurisdictions associated with these carryforwards. Implementation of tax planning strategies in these jurisdictions could lead to additional income recognition. If it were determined that 5 percent of these carryforwards currently reserved for could be utilized, the company would recognize approximately $17 million additional net income (Notes 1 and 11).

OTHER MATTERS

In mid-2001, Lilly ICOS LLC, a joint venture between ICOS Corporation and the company, submitted to the FDA a New Drug Application (NDA) for Cialis to treat erectile dysfunction.

In the fourth quarter of 2001, the company filed with the FDA an NDA for the use of atomoxetine, a treatment for attention-deficit hyperactivity disorder (ADHD) in children, adolescents, and adults. If approved for use, atomoxetine would be the first nonstimulant and the first new type of medication for the treatment of ADHD in more than 30 years.

Also in the fourth quarter of 2001, the company submitted to the FDA an NDA for duloxetine for the treatment of depression. Clinical trials suggest that duloxetine’s clinical profile may enable it to address a number of unmet medical needs in the antidepressant market.

On March 29, 2001, the company received an approvable letter from the FDA for Zyprexa IntraMuscular for the treatment of agitation associated with schizophrenia, bipolar mania, and dementia. Approval is contingent upon successful completion of manufacturing inspections. On October 6, 2001, the company received an approvable letter from the FDA for the use of Fortéo in postmenopausal women and men with osteoporosis. Approval is contingent upon labeling negotiations, agreement on measures to ensure appropriate use of the product, and successful completion of manufacturing inspections.

As a result of preapproval plant inspections for those two products in early 2001, the FDA informed the company of a number of observations and issued the company a warning letter regarding its adherence to current Good Manufacturing Practices (cGMP) regulations. In response, the company has been implementing comprehensive, companywide improvements in its manufacturing operations. In November 2001, following a reinspection of the manufacturing facilities for Zyprexa IntraMuscular and Fortéo, the FDA noted additional observations, primarily relating to computer system validation, manufacturing process reviews, and data handling. The company has responded to the FDA relative to these observations and has met with agency officials to discuss its plans to address the issues raised. Approval of new products, including Zyprexa IntraMuscular, Fortéo, and others in the near-term pipeline, such as Cialis, atomoxetine, and duloxetine for depression, will depend on resolution of all manufacturing issues to the agency’s satisfaction. The timeline for resolution of these issues is difficult to predict. A manufacturer subject to a warning letter that fails to correct cGMP deficiencies to the agency’s satisfaction could be subject to interruption of production, delays in NDA approvals, recalls, seizures, fines, and other penalties.

In the U.S., many pharmaceutical products are subject to increasing pricing pressures, which could be significantly affected by the current national debate over Medicare reform as well as by actions by individual states to reduce pharmaceutical costs for Medicaid and other programs. Many proposals now being considered at the federal and state levels and, in some cases, implemented at the state level, may result in government agencies demanding discounts from pharmaceutical companies that may expressly or implicitly create price controls on prescription drugs. In addition, managed care organizations, institutions, and other government agencies continue to seek price discounts. International operations are also generally subject to extensive price and market regulations. As a result, it is expected that pressures on pharmaceutical pricing will continue.

FINANCIAL EXPECTATIONS FOR 2002 AND 2003

As noted previously, in early August 2001, generic fluoxetine was introduced in the U.S. market. As a result, sales of Prozac have experienced a very steep decline and further declines are expected beginning in February 2002 when the number of generic sellers of fluoxetine is no longer restricted under the federal Hatch-Waxman Act of 1984. Prozac sales in the U.S. have historically represented a significant portion of the company’s overall sales, accounting for approximately 20 percent in 2000. While the Prozac decline is expected to significantly affect results of operations for the 12 months following August 2001, its impact on the company’s consolidated financial position or liquidity is not expected to be material due to the growth of the company’s newer products including Zyprexa, Humalog, Gemzar, Evista, Actos, and Xigris.

The company currently expects low-to-mid single-digit sales growth for 2002. Several key products are expected to contribute to this growth, including Zyprexa, Gemzar, Evista, diabetes care products, and Xigris. Growth in all these products is anticipated to more than offset the decline of Prozac sales and anti-infectives. The company also plans a number of new-product approvals, including Fortéo, Cialis, atomoxetine, and duloxetine for depression, and the introduction of a new formulation, Zyprexa IntraMuscular.

Gross margins as a percent of sales are expected to decline in 2002 approximately 1 percentage point as a result of the decline in Prozac sales. The company anticipates marketing and administrative expenses will grow at least in the mid-single digits. Research and development expenses are expected to grow in the low-single digits. Nonoperating income is expected to contribute approximately $100 million in 2002. The effective tax rate is expected to remain at approximately 22 percent for the full year, absent unusual items.

As a result of the above, excluding any unusual items, the company anticipates earnings per share for 2002 to be in the range of $2.70 to $2.80. The company continues to expect a decline in earnings per share for the first half of 2002 followed by a return to earnings growth for the second half. For the first quarter of 2002, excluding unusual items, the company expects earnings per share to be in the range of $.56 to $.58. For 2003, the company is targeting high-teen earnings-per-share growth, excluding unusual items.

Actual results could differ materially and will depend on, among other things, the timing, number of entrants, and pricing strategies of generic fluoxetine competitors; the continuing growth of the company’s other currently marketed products; developments with competitive products; the timing and scope of regulatory approvals, including the necessary FDA approvals of manufacturing operations in connection with pending NDAs; the timing and success of new-product launches; foreign exchange rates; and the impact of state, federal, and foreign government pricing and reimbursement measures. The company undertakes no duty to update these forward-looking statements.

LEGAL AND ENVIRONMENTAL MATTERS

In February 2001, the company was notified that Zenith Goldline Pharmaceuticals, Inc. (“Zenith”), had submitted an Abbreviated New Drug Application (ANDA) under the federal Hatch-Waxman Act of 1984 seeking permission to market a generic version of Zyprexa in various dosage forms prior to the expiration of the company’s U.S. patents for the product, alleging that the patents are invalid or not infringed. On April 2, 2001, the company filed suit against Zenith in federal district court in Indianapolis seeking a ruling that Zenith’s challenge to the U.S. compound patent (expiring in 2011) is without merit. In May 2001, the company was notified that Dr. Reddy’s Laboratories Ltd. (“Reddy”) had also filed an ANDA covering two dosage forms, alleging that the patents are invalid or not infringed. On June 26, 2001, the company filed suit against Reddy in federal district court in Indianapolis seeking a ruling that Reddy’s patent challenge is without merit. In January 2002, the company was notified that Reddy had supplemented its ANDA to include the remaining dosage forms. The company believes that the generic manufacturers’ patent claims are without merit and expects to prevail in this litigation. However, it is not possible to predict or determine the outcome of this litigation and accordingly there can be no assurance that the company will prevail. An unfavorable outcome could have a material adverse impact on the company’s consolidated results of operations, liquidity, and financial position.

Several generic manufacturers filed ANDAs for generic forms of Prozac in various dosage forms, challenging the company’s patents under the Hatch-Waxman Act. On May 30, 2001, the Court of Appeals for the Federal Circuit held that the company’s 2003 method of use patent was invalid. Generic fluoxetine entered the U.S. market in early August 2001. On January 14, 2002, the U.S. Supreme Court denied a petition filed by the company seeking review of the decision, bringing the litigation to a close.

The company is a defendant in numerous product liability suits involving primarily two products, diethylstilbestrol (DES) and Prozac. See Note 13 to the consolidated financial statements for further information on those matters.

The company’s worldwide operations are subject to complex and changing environmental and health and safety laws and regulations, which will continue to require capital investment and operational expenses. The company has also been designated a potentially responsible party with respect to fewer than 10 sites under the federal environmental law commonly known as Superfund. For more information on those matters, see Note 13 to the consolidated financial statements.

The company is nearing completion of an examination by the Internal Revenue Service (IRS) for tax years 1996 and 1997. Discussions between the company and the IRS are currently under way related to one remaining issue.

While it is not possible to predict or determine the outcome of the patent, product liability, or other legal actions brought against the company or the ultimate cost of environmental matters or the resolution of the examination by the IRS, the company believes that, except as noted above with respect to the patent litigation, the costs associated with all such matters will not have a material adverse effect on its consolidated financial position or liquidity but could possibly be material to the consolidated results of operations in any one accounting period.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 —
A CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the company cautions investors that any forward-looking statements or projections made by the company, including those made in this document, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Economic, competitive, governmental, technological, and other factors that may affect the company’s operations and prospects are discussed above and in Exhibit 99 to the company’s most recent report on Forms 10-Q and 10-K filed with the Securities and Exchange Commission.

Appendix to Exhibit 99.2

Set forth below, converted to tabular format, are the graphs contained in the paper format of the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations that are contained in Exhibit 99.2.

Graph #1—Revenues

($ millions)

Product	Amount

Zyprexa	$3,087

Prozac/Sarafem/Prozac Weekly	1,990

Humulin	1,061

Gemzar	723

Evista	665

Humalog	628

ReoPro	431

Actos	361

Humatrope	313

Axid	285

Ceclor	232

Vancocin	211

In total, 12 products spanning various therapeutic classes each had annual revenues in excess of $200 million.

Graph #2—Gross Margin

(as a percent of total net sales)

Year	Amount

97	75.6%

98	78.2%

99	79.0%

00	81.1%

01	81.3%

Gross margin improved to 81.3 percent, primarily due to improvements in product mix in spite of the introduction of generic Prozac in 2001. This continued gross margin performance has enabled the company to aggressively fund investments in research and development and sales and marketing.

Graph #3—Research and Development

($ millions)

Year	Amount

97	$1,370.2

98	1,738.9

99	1,783.6

00	2,018.5

01	2,235.1

Worldwide research and development expenditures increased 11 percent in 2001 in support of the company’s strong pipeline. The company continues to invest heavily in research and development as these expenditures represented 19 percent of total net sales in both 2001 and 2000. The late-stage pipeline includes up to 10 potential new products for a wide range of serious, unmet medical needs that are expected to be launched during the period of 2002 through 2005.

Graph #4—Return on Shareholders’ Equity

(based on income from continuing operations before extraordinary item divided by average shareholders’ equity)

Year	Amount

97	37.5%

98	46.2%

99	53.9%

00	55.3%

01	42.7%

Return on shareholders’ equity was lower in 2001 as the company invested in its robust pipeline and five best-in-class growth products at a rate faster than current-year sales growth, which was affected by the Prozac patent expiration.

Graph #5—Capital Expenditures

($ millions)

Year	Amount

97	$366.3

98	419.9

99	528.3

00	677.9

01	884.0

Capital expenditures increased 30 percent from 2000, primarily due to the increased support of various manufacturing and research initiatives and related infrastructure. The company expects near-term capital expenditures to increase from 2001 levels due to continuing investment in research and manufacturing capacity to support its growing product portfolio.

Graph #6—Dividends Paid per Share

(dollars)

Year	Amount

97	$0.74

98	0.80

99	0.92

00	1.04

01	1.12

Dividends paid during 2001 increased 8 percent over 2000. The year 2001 became the 34th consecutive year in which dividends were increased. The company has declared a first-quarter 2002 dividend of $.31 per share, an 11 percent increase over 2001. The amount reflects the company’s continued commitment to delivering shareholder value.